Exhibit 99.1

FOR RELEASE AT 4:30 PM ET	For more information, contact:
MAY 10, 2011	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS SPLITS CHAIRMAN AND CEO ROLES

Dean H. Bergy Appointed Chairman of the Board;

Brian K. Hutchison Remains CEO

ALACHUA, Fla. (May 10, 2011) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, announced today that the board of directors has separated the roles of chairman of the board and chief executive officer (CEO). Dean H. Bergy assumed the role of chairman of the board of directors effective May 5, 2011, while Brian K. Hutchison remains CEO of the company and a member of the board of directors.

In conjunction with this change, the duties of the lead director have been transferred to the chairman position, and the lead director title, held by Peter F. Gearen, M.D. since July 2010, has been eliminated. Gearen remains a member of the board of directors.

“RTI has always strived to maintain high corporate governance standards, and the board has evaluated its leadership structure each year,” said Dean H. Bergy, RTI’s chairman of the board. “The board of directors decided to proactively make this change based on an evaluation of current best practices of corporate governance.”

“Dean is an exceptional executive and has deep experience with the intricacies of the healthcare and medical device industries,” said Brian K. Hutchison, RTI’s CEO. “We are very pleased he has agreed to take on the role of chairman.”

Bergy, 51, joined RTI’s Board of Directors in July 2010. His public accounting and executive management experience provides RTI’s board of directors with valuable financial reporting, compliance, and accounting and controls experience.

Bergy currently serves as advisor to the chief financial officer at Stryker, a position he has held since April 2009. He served the previous six years as Stryker’s vice president and chief financial officer. Prior to that, Bergy served as vice president of finance and chief accounting officer, vice president of finance for Stryker’s Medical Division, and started his tenure with Stryker in 1994 as the corporate controller. Previous to joining Stryker, he worked with Ernst & Young and Price Waterhouse. Bergy earned a bachelor’s degree in business administration from University of Michigan in Ann Arbor and completed the Program for Management Development from Harvard Business School.

Hutchison, 51, was named chairman and chief executive officer for RTI Biologics in February 2008. He joined RTI in December 2001 as president and CEO and was elected chairman of the board of directors in December 2002.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.